Exhibit 99.1

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	Kevin Mc Cabe (kmccabe@lhai.com ) (310) 691-7100

Media Relations
Pure Communications Inc. Andrea Johnston, (910) 509-3970 Sheryl Seapy, (949) 608-0841

Sequenom Terminates Exchange Offer to Acquire Exact Sciences

SAN DIEGO, January 28, 2009 – Sequenom, Inc. (NASDAQ: SQNM) today announced it is terminating its exchange offer to acquire all of the outstanding shares of common stock of EXACT Sciences Corporation (NASDAQ: EXAS) without accepting for exchange or exchanging any shares of EXACT Sciences common stock. Sequenom had previously announced that it would terminate the exchange offer if EXACT Sciences entered into any out-licensing agreement, collaboration or financial restructuring. Sequenom continues to be committed to building its oncology diagnostic franchise.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications. Sequenom’s proprietary MassARRAY® system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases, as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the SEC or posts certain other information to the Web site.

Sequenom® and MassARRAY® are registered trademarks of Sequenom, Inc.

Sequenom Terminates Exchange Offer to Acquire Exact Sciences

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s commitment to building its oncology molecular diagnostic franchise, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Sequenom’s operating performance, demand for and market acceptance of Sequenom’s products, services, and technologies, new technology and product development and commercialization, reliance upon the collaborative efforts of other parties, research and development progress, competition, intellectual property protection, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in Sequenom’s SEC filings, including Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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